Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Diebold Nixdorf, Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares	Rule 457(c) and Rule 457(h)(1)	3,200,000	$3.5925	$11,496,000	$92.70 per 1,000,000	$1,066

Total Offering Amounts					$11,496,000		$1,066

Total Fee Offsets							—

Net Fee Due							$1,066

(1)
Represents common shares, par value $1.25 per share (“Common Shares”), of Diebold Nixdorf, Incorporated (the “Registrant”), issuable pursuant to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, an indeterminate number of such additional Common Shares as may be issued or become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act, based upon the average of the high ($3.68) and low ($3.505) prices of the Common Shares as reported by the New York Stock Exchange on August 19, 2022, which date is within five business days prior to filing this Registration Statement.